Ex. 99.2

S&P Global Announces $1 Billion Accelerated Share Repurchase Transaction

NEW YORK, March 6, 2018-S&P Global (NYSE: SPGI) today announced it has entered into a $1 billion accelerated share repurchase agreement with Morgan Stanley & Co. LLC. The transaction is expected to be completed in the third quarter of 2018.

The Company is using available cash to fund the accelerated share repurchase transaction.

Since the 50 million share repurchase authorization from the Board of Directors in 2013 S&P Global has repurchased 31.6 million shares. The accelerated share repurchase agreement announced today will be executed under this existing authorization from the Board.

Consistent with S&P Global’s capital management philosophy the Company expects to pay out at least 75% of its free cash flow to shareholders in 2018 through dividends and share repurchases.

"We are pleased that our strong financial position enables us to deliver on our ongoing commitment to create value for shareholders," said Douglas L. Peterson, President and CEO of S&P Global.

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Forward-looking Statements:
This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this report and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.” For example, management may use forward-looking statements when addressing topics such as: the outcome of contingencies; future actions by regulators; changes in the Company’s business strategies and methods of generating revenue; the development and performance of the Company’s services and products; the expected impact of acquisitions and dispositions; the Company’s effective tax rates; and the Company’s cost structure, dividend policy, cash flows or liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things:

•
the impact of the acquisition of Kensho, including the impact on the Company’s results of operations; any failure to successfully integrate Kensho into the Company’s operations; and any failure to attract and retain key employees;

•
the risk that the acquisition will not be consummated, including with respect to the Company’s ability to obtain the requisite regulatory approvals and to satisfy the other conditions to complete the acquisition of Kensho; the risk of litigation, unexpected costs, charges or expenses relating to the acquisition;

•
worldwide economic, political and regulatory conditions, including conditions that may result from legislative, regulatory and policy changes associated with the current U.S. administration or the United Kingdom’s withdrawal from the European Union;

•
the rapidly evolving regulatory environment, in Europe, the United States and elsewhere, affecting Ratings, Commodities, Market Intelligence, and Indices, including new and amended regulations and the Company’s compliance therewith;

•	our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire;

•	the outcome of litigation, government and regulatory proceedings, investigations and inquiries;

•
the health of debt and equity markets, including credit quality and spreads, the level of liquidity and future debt issuances, as well as the demand and market for credit ratings in and across the sectors and geographies where the Company operates;

•	concerns in the marketplace affecting the Company’s credibility or otherwise affecting market perceptions of the integrity or utility of independent credit ratings;

•	the effect of competitive products and pricing, including the level of success of new product developments and global expansion;

Ex. 99.2

•	consolidation in the Company’s end-customer markets;

•	the impact of customer cost-cutting pressures, including in the financial services industry and commodities markets;

•	a decline in the demand for credit risk management tools by financial institutions;

•	the level of merger and acquisition activity in the United States and abroad;

•	the volatility of the energy marketplace and the health of the commodities markets;

•	our ability to attract, incentivize and retain key employees;

•
our ability to adjust to changes in European and United Kingdom markets as the United Kingdom leaves the European Union, and the impact of the United Kingdom’s departure on our credit rating activities and other European and United Kingdom offerings;

•
the Company’s ability to maintain adequate physical, technical and administrative safeguards to protect the security of confidential information and data, and the potential for unauthorized access to our systems or a system or network disruption that results in improper disclosure of confidential information or data, regulatory penalties and remedial costs;

•
the Company’s ability to successfully recover should it experience a disaster or other business continuity problem from a hurricane, flood, earthquake, terrorist attack, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event;

•	changes in applicable tax or accounting requirements, including the impact of recent tax reform in the U.S.;

•	the level of the Company’s future cash flows and capital investments;

•	the impact on the Company’s revenue and net income caused by fluctuations in foreign currency exchange rates; and

•
the Company’s exposure to potential criminal sanctions or civil penalties if it fails to comply with foreign and U.S. laws and regulations that are applicable in the domestic and international jurisdictions in which it operates, including sanctions laws relating to countries such as Iran, Russia, Sudan and Syria, anti-corruption laws such as the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010, and local laws prohibiting corrupt payments to government officials, as well as import and export restrictions.

The factors noted above are not exhaustive. The Company and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law. Further information about the Company’s businesses, including information about factors that could materially affect its results of operations and financial condition, is contained in the Company’s filings with the SEC, including Item 1a, Risk Factors, in the Company’s Annual Report on Form 10-K.

Investor Relations:  http://investor.spglobal.com

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About S&P Global
S&P Global is a leading provider of transparent and independent ratings, benchmarks, analytics and data to the capital and commodity markets worldwide. The Company's divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices and S&P Global Platts. S&P Global has approximately 20,000 employees in 31 countries. For more information visit www.spglobal.com.

Contact:

News Media:
David Guarino
VP, External Communications
(212) 438-1471 (office)
dave.guarino@spglobal.com

Ex. 99.2

Investor Relations:
Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@spglobal.com